ARTICLES OF AMENDMENT
                         TO THE ARTICLE OF INCORPORATION
                                       OF
                               NPC HOLDINGS, INC.

     Pursuant to the provisions of the Revised Business Code Sec. 16-10a-1001 et. seq., the Undersigned corporation adopts the following amendment to the Articles of Incorporation.

          (2) The following amendment of the Articles of Incorporation was adopted by the shareholder consent on February 27, 2001, said articles are hereby amended and shall read as follows:

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                                    Article I
                                      Name

         The name of the corporation is Regent Energy Corporation.

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          (3) The  number  of shares  outstanding  at the time of  adoption  was
     1,712,820; and the number of shares entitled to vote thereon was the same.

          (4) The number of shares represented at the meeting of the shareholders was 1,400,000. All shares voted in favor of the amendment. The shares represented a majority of the issued and outstanding shares. There were no shares voting against the amendment.

     Effective the 9th day of March 2001


                                                         /s/ Kelly Adams
                                                         -----------------------
                                                         Kelly Adams
                                                         President and Secretary